NorthRoad Capital Management, LLC

Code of Ethics

8/21/2008 to Current

Table of Contents

1 - Statement of General Policy 3

2 - Definitions 4

3 - Standards of Business Conduct 5

4 - Prohibition Against Insider Trading 7

5 - Personal Securities Transactions 9

6 - Gifts and Entertainment 10

7 - Protecting the Confidentiality of Client Information 11

8 - Service as a Director 12

9 - Compliance Procedures 13

10 - Certification 14

11 - Records 15

12 - Reporting Violations and Sanctions 16

13 - Training 17

14 - Acknowledgement Form 18

Statement of General Policy

 Purpose.

 The purpose of this Code of Ethics and procedures ('Procedures') is to govern the personal securities trades of 'Access Persons' (as defined below) of NorthRoad Capital Management LLC (the 'Investment Adviser') whose personal interests, in certain circumstances, may conflict with those of the Investment Adviser and/or its clients. While the Investment Adviser has full confidence in the integrity of all of its employees, officers and directors, it recognizes that certain of these persons have or may have knowledge of present or future client transactions and, in certain circumstances, the power to influence transactions made by or for clients. If such individuals engage in personal transactions in securities that may be purchased or sold by clients, these individuals could be in the position where their personal interest may conflict with the interests of clients.

General Principles.

 These Procedures are based on the principle that Access Persons of the Investment Adviser owe a fiduciary duty its clients. This duty includes the obligation to conduct their personal securities transactions in a manner that does not interfere with the transactions of any client or otherwise to take unfair advantage of their relationship with clients. In recognition of this duty, the Investment Adviser hereby adopts the following general principles to guide the actions of the Access Persons:

 a. Access Persons have a duty at all times to place the interests of clients first;

 b. Access Persons have the duty to conduct all personal securities transactions in a manner consistent with these Procedures and in such a manner to avoid any actual or potential conflict or abuse of a position of trust and responsibility;

 c. Access Persons must refrain from actions or activities that allow a person to profit or benefit from his or her position with respect to a client or from the Investment Adviser's position with respect to any of its clients, or that otherwise bring into question the Access Person's independence or judgment; and

 d. All personal securities transactions in securities by Access Persons must be accomplished so as to avoid even the appearance of a conflict of interests on the part of such Access Persons with the interests of any client of the Investment Adviser.

 e.  Conduct of all personnel of the Investment Adviser should be based on the fundamental principals of openness in all dealings with internal compliance efforts and regulatory organizations as well as with clients (subject, of course, to confidentiality obligations owed to other clients), integrity and honesty. The Investment Adviser places a high value on ethical conduct and challenges all of its personnel to live up not only to the letter of the law, but also to the ideals of the organization.

 Definitions

Definitions.

 a. Access Person means:

 (i) any director or officer of the Investment Adviser;

 (ii) each employee of the Investment Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

 (iii) any natural person in a control relationship to the Investment Adviser who obtains information concerning recommendations made by the Investment Adviser with respect to the purchase or sale of a Security by a Client; and

 (iv) any spouse, minor child, and any relative resident in the household of a person named in Sections 3(a)(i) through (iii).

 b. Beneficial Ownership means a direct or indirect pecuniary interest in a security, as set forth in Section 16 of the Securities Exchange Act of 1934, as amended. A person, for example, would be deemed to have a beneficial ownership of securities if he or she directly owned the securities, his or her spouse or minor children owned the securities, or if such person, by contract, arrangement, understanding or relationship, has sole or shared voting or investment power over the securities.

 c. Client means any person that has entered an investment management agreement with the Investment Adviser.

 d. Control means the power to exercise a controlling influence over the management or policies of a company, has a 25% or more ownership position of a company's equity securities, or otherwise controls a company as defined in Section 2(a)(9) of the Investment Company Act of 1940, as amended.

 e. Security means a security as defined in Section 2(a)(1) of the Securities Act of 1933, as amended, except that it does not include:

 (i) any security issued or guaranteed as to principal or interest by the U.S. Government, a U.S. government agency, or a U.S. government instrumentality;

 (ii) any security issued by a mutual fund; and

 (iii) any money market instrument, including bankers' acceptances, certificates of deposit, and commercial paper.

 f. Related Security means any security convertible within sixty (60) days into a Security and any future or option on the Security.

 Standards of Business Conduct

NorthRoad Capital Management LLC places the highest priority on maintaining its reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in our firm and it's employees by our clients is something we value and endeavor to protect.  The following Standards of Business Conduct sets forth policies and procedures to achieve these goals.  This Code is intended to comply with the various provisions of the Advisers Act and also requires that all employees comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Prohibitions and Duties.

 a. No Access Person shall in connection with the purchase or sale by such person of a Security held or to be acquired by any Client:

 (i) employ any device, scheme or artifice to defraud such Client;

 (ii) make to such Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made not misleading;

 (iii) engage in any act, practice, or course of business that would operate as a fraud or deceit upon such Client; or

 (iv) engage in any manipulative practice with respect to such Client.

 b. No Access Person may:

 (i) purchase or sell, directly or indirectly, a Security or Related Security for his or her own account or for the account of any Access Person within three (3) business days before or after the time that the same Security or Related Security is being purchased or sold by any Client through the Investment Adviser as the subject of a buy or sell recommendation to any Client(s);

 (ii) an exception to this prohibition shall be allowed if the purchase or sell by the Access Person is of a de minimus quantity and the security(ies) being purchased or sold by the Client(s) in the same or related security(ies) is(are) effected as a result of a nondiscretionary cashflow (including but not limited to a deposit, withdrawal, new account inception, account liquidation) and not the subject of a buy or sell recommendation.  Such trade(s) by the Access Person(s) will be not be prohibited as long as such trade(s) will not have a material market impact in light of, among other factors, the market liquidity and market capitalization of such security(ies);

 (iii) an exception to this prohibition shall also be allowed for accounts of any Access Person(s) managed by the Invesment Adviser in accordance with an executed investment management agreement, although such purchase and sales will be executed after all non-Access Persons' managed accounts.

 c. No Access Person shall recommend any transaction in any Securities for any Client without having expressly disclosed to the Chief Compliance Officer his or her interest, if any, in such Securities or the issuer thereof, including:

(i) the Access Person's Beneficial Ownership of any Securities of such issuer;

 (ii) any contemplated transaction by the Access Person in such Securities;

 (iii) any position the Access Person has with such issuer; and

 (iv) any present or proposed business relationship between such issuer and the Access Person (or a party that the Access Person has a significant interest in).

 d. No Access Person shall reveal any proposed transactions in Securities by one Client to another Client, or (except on a need-to-know basis) any employee of the Investment Adviser, or any other person.

 e. No Access Person may acquire a Security in an initial public offering or private securities sale without the written consent of the Chief Compliance Officer of the Investment Adviser.

 f. No Access Person may profit from the:

 (i) Purchase of a Security followed by the sale of the same or a Related Security within thirty (30) days of the purchase; or

 (ii) Sale of a Security followed by the purchase of the same Security or a Related Security within thirty (30) days of the sale.

 g. All personnel of the Investment Adviser shall comply at all times with all applicable securities laws, rules and regulations.

h. All Access Persons shall use reasonable precautions not to disclose any information about the Investment Adviser’s research, analysis or recommendations, except on a need-to-know basis or as cannot be prevented without operating inefficiency, and in all cases of disclosure, confidentiality and the need of such personnel to adhere to the principles of these Procedures shall be emphasized.

 i. If any employee of the Investment Adviser becomes aware of a violation of these Procedures, he or she shall promptly report such violation to the chief compliance officer of the Investment Adviser.

Prohibition Against Insider Trading

Introduction.

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and NorthRoad Capital Management, LLC to stringent penalties.  Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment.  The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry.  Finally, supervised persons and NorthRoad Capital Management, LLC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of NorthRoad Capital Management, LLC and their immediate family members.

The law of insider trading is unsettled and continuously developing.  An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance.  Often, a single question can avoid disciplinary action or complex legal problems.  You must notify Kevin Aarons immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy.

No employee may trade, either personally or on behalf of others (such as investment funds and private accounts managed by NorthRoad Capital Management, LLC), while in the possession of material, nonpublic information, nor may any personnel of NorthRoad Capital Management, LLC communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.

For this reason, you should direct any questions about whether information is material to The CCO or Robert P. Morgenthau.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be material.  Prepublication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to NorthRoad Capital Management, LLC's securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by NorthRoad Capital Management, LLC (“Client Accounts”), you must determine whether you have access to material, nonpublic information.  If you think that you might have access to material, nonpublic information, you should take the following steps:

l Report the information and proposed trade immediately to The CCO or Robert P. Morgenthau.

l Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

l Do not communicate the information inside or outside the firm, other than to The CCO or Robert P. Morgenthau.

l After The CCO and/or Robert P. Morgenthau has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with The CCO or Robert P. Morgenthau before taking any action.  This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts.  The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of NorthRoad Capital Management, LLC or other person subject to this Code becomes aware of material, nonpublic information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.  In such situations, NorthRoad Capital Management, LLC must make a judgment as to its further conduct.  To protect yourself, your clients and the firm, you should contact The CCO or Robert P. Morgenthau immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.

Supervised persons of NorthRoad Capital Management, LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although NorthRoad Capital Management, LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The Portfolio Management Team, in conjuction with The CCO, may place certain securities on a “restricted list.”  Employees are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed.  The Portfolio Management Team shall take steps to immediately inform all employees of the securities listed on the restricted list.

The Portfolio Management Team, in conjuction with The CCO may place certain securities on a “watch list.”  Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list.  The Portfolio Management Team shall take steps to immediately inform all employees of the securities listed on the watch list.

Personal Securities Transactions

General Policy.

NorthRoad Capital Management, LLC has adopted the following principles governing personal investment activities by NorthRoad Capital Management, LLC's employees:

l The interests of client accounts will at all times be placed first;

l All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

l Access persons must not take inappropriate advantage of their positions.

In general, an access person may not purchase or sell any security without first obtaining pre-clearance from The CCO (or Robert P. Morgenthau for trades pertaining to the Chief Compliance Officer).  Exempted from the pre-clearance requirement are the following transactions:

l purchases or sells over which an Access Person has no direct or indirect influence or control;

l purchases or sells that are non-volitional on the part of the Access Person (e.g., purchases made pursuant to an automatic dividend reinvestment plan);

l purchases or sells that are not eligible for purchase by any Client; and

l purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities.

In general, the Chief Compliance Officer shall pre-clear transactions that appear, upon reasonable inquiry, to present no reasonable likelihood of harm to or conflict of interest with any Client. As a practical matter, pre-clearance will not typically be given for transactions in Securities that the Investment Adviser is actively researching.

Pre-Clearance Required for Participation in IPOs.

No access person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of The CCO or Robert P. Morgenthau who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings.

No access person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of The CCO or Robert P. Morgenthau who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Blackout Periods.

No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within three (3) calendar days after any client trades in that security unless all of the transactions contemplated by the client in that security have been completed prior to such transaction.

An exception to this prohibition is that a blackout period will not be applicable if client trades in the same or related security(ies) are effected as a result of a nondiscretionary cashflow (including but not limited to a deposit, withdrawal, new account inception, account liquidation) and such trade(s) by the Access Person(s) would not have a material market impact in light of, among other factors, the market liquidity and market capitalization of such security(ies).

If a securities transaction is executed by a client as a result of the Investment Adviser's buy or sell recommendation within three (3) calendar days after an access person executed a transaction in the same security, The CCO will review the access person’s and the client’s transactions to determine whether the access person did not meet his or her fiduciary duties to the client in violation of this Code.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest.  NorthRoad Capital Management, LLC has adopted the policies set forth below to guide access persons in this area.

General Policy.

NorthRoad Capital Management, LLC's policy with respect to gifts and entertainment is as follows:

l Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest ;

l Access persons should not accept or provide any gifts or favors  that might influence the decisions you or the recipient must make in business transactions involving NorthRoad Capital Management, LLC, or that others might reasonably believe would influence those decisions;

l Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis.  Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

l Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements.

l Any access person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of NorthRoad Capital Management, LLC, including gifts and gratuities with value in excess of $300 per year, must obtain consent from The CCO or Robert P. Morgenthau before accepting such gift.

l This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with NorthRoad Capital Management, LLC.

l This gift reporting requirement is for the purpose of helping NorthRoad Capital Management, LLC monitor the activities of its employees.  However, the reporting of a gift does not relieve any access person from the obligations and policies set forth in this Section or anywhere else in this Code.  If you have any questions or concerns about the appropriateness of any gift, please consult The CCO or Robert P. Morgenthau.

Protecting the Confidentiality of Client Information

Confidential Client Information.

In the course of investment advisory activities of NorthRoad Capital Management, LLC, the firm gains access to non-public information about its clients.  Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by NorthRoad Capital Management, LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information').  All Confidential Client Information, whether relating to NorthRoad Capital Management, LLC's current or former clients, is subject to the Code's policies and procedures.  Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information.

All information regarding NorthRoad Capital Management, LLC's clients is confidential.   Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction.  NorthRoad Capital Management, LLC does not share Confidential Client Information with any third parties, except in the following circumstances:

•          As necessary to provide service that the client requested or authorized, or to maintain and service the client's account.  NorthRoad Capital Management, LLC will require that any financial intermediary, agent or other service provider utilized by NorthRoad Capital Management, LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by NorthRoad Capital Management, LLC only for the performance of the specific service requested by NorthRoad Capital Management, LLC;

 •           As required by regulatory authorities or law enforcement officials who have jurisdiction over NorthRoad Capital Management, LLC, or as otherwise required by any applicable law.  In the event NorthRoad Capital Management, LLC is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy.  If no protective order or other appropriate remedy is obtained, NorthRoad Capital Management, LLC shall disclose only such information, and only in such detail, as is legally required;

 •          To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities.

All access persons are prohibited, either during or after the termination of their employment with NorthRoad  Capital Management, LLC, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above.  An access person is permitted to disclose Confidential Client Information only to such other access persons who need to have access to such information to deliver the NorthRoad Capital Management, LLC's services to the client.

Access persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with NorthRoad Capital Management, LLC, must return all such documents to NorthRoad Capital Management, LLC.

Any employee who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Privacy Policy.

As a registered investment adviser, NorthRoad Capital Management, LLC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients.  'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information.  Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services.  Pursuant to Regulation S-P NorthRoad Capital Management, LLC has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies.

The CCO is responsible for reviewing, maintaining and enforcing NorthRoad Capital Management, LLC's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies.

Service as a Director

No access person shall serve on the board of directors of any publicly traded company without prior authorization by The CCO or Robert P. Morgenthau based upon a determination that such board service would be consistent with the interest of NorthRoad Capital Management, LLC's clients.  Where board service is approved NorthRoad Capital Management, LLC shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Compliance Procedures

Pre-clearance.

An access person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved by The CCO or Robert P. Morgenthau; (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) the indiviual who approved the transaction has not rescinded such approval prior to execution of the transaction.   Post-approval is generally not permitted.

The Chief Compliance Officer monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of frontrunning.

Advance trade clearance in no way waives or absolves any access person of the obligation to abide by the provisions, principles and objectives of this Code.

Trades which may be exempt from pre-clearance have been disclosed in the prior section entitled, 'Personal Securities Transactions.'

Reporting Requirements.

It is the policy of NorthRoad Capital Management, LLC that each access person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements of all securities transactions to the CCO and or Robert P. Morgenthau.

Every access person shall, no later than February 15 each year, file with The CCO an annual holdings report.   The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file with the CCO a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the access persons had any direct or indirect beneficial ownership:

l The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and  the principal amount (if applicable) of each covered security;

l The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

l The price of the reportable security at which the transaction was effected;

l The name of the broker, dealer or bank with or through whom the transaction was effected; and

l The date the report is submitted by the access person.

An access person need not submit a report with respect to:

l Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

l Transactions effected pursuant to an automatic investment plan;

l Transactions effected for which a quarterly transaction report would duplicate information contained in securities transaction confirmations or brokerage account statements that NorthRoad Capital Management, LLC holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Every access person who opens an account at a broker-dealer or other financial institution shall:

l immediately notify The CCO of the opening of such account; and

l direct such broker-dealer or other financial institution to provide to the Chief Compliance Officer a duplicate copy of each periodic account statement issued to such access person.

The CCO will monitor and review all reports required under the Code for compliance with NorthRoad Capital Management, LLC's policies regarding personal securities transactions and applicable SEC rules and regulations.  The CCO may also initiate inquiries of access persons regarding personal securities trading.

Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed NorthRoad Capital Management, LLC.  Any transactions for any accounts of The CCO will be reviewed and approved by Robert P. Morgenthau.  The CCO shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

Certification

 Certification.

Every Access Person shall certify on an annual basis that he or she has:

1.  complied with these Procedures;

2.  read and understands these Procedures; and

3.  disclosed, pre-cleared, and reported all transactions in Securities consistent with the requirements of these Procedures.

Records

Records.

The following records shall be maintained by the Investment Adviser for a period of not less than five (5) years:

1.  A copy of these Procedures;

2.  Records of any violation of these Procedures and actions taken by the Investment Adviser in response to such violation;

3.  Copies of Access Person reports and broker-dealer confirmations and account statements; and;

4.  Lists of Access Persons.

Reporting Violations and Sanctions

All supervised persons shall promptly report to The CCO all apparent violations of the Code.  Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.The CCO shall promptly report to Robert P. Morgenthau all apparent material violations of the Code.

Robert P. Morgenthau and The CCO shall consider reports made hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

Training

Training.

 1.   Each newly hired or newly designated Access Person shall receive a copy of these Procedures and shall be required to certify within thirty (30) days of receipt of such Procedures that he or she has read and understands the Procedures.

2.   The Chief Compliance Officer shall review the Procedures with any newly hired or newly designated Access Person.

3.   The Chief Compliance Officer shall at least annually conduct a training seminar reviewing the requirements of this Code of Ethics, including the required duties of the Access Persons